Mpower Announces Receipt of Final Regulatory Approval

ROCHESTER, NY – July 31, 2006 – Mpower Holding Corporation (AMEX: MPE), the parent company of Mpower Communications Corp., a leading provider of data and voice services to retail and wholesale business customers, today announced that the Federal Communications Commission has approved the change in control of the Company’s domestic Section 214 authorization with respect to the Company’s proposed merger with U.S. TelePacific Holdings Corp.  The Company also announced that all of the telecommunications-related regulatory approvals required for the closing of the merger transaction have been obtained.  The closing of the merger transaction remains subject to other conditions, including the approval of the Company’s stockholders.

Additional Information and Where to Find It
In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (SEC).  Investors and security holders are advised to read the definitive proxy statement as it contains important information.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Company at the SEC’s web site at www.sec.gov.  The definitive proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention:  Russ Zuckerman, General Counsel, 175 Sully’s Trail, Suite 300, Pittsford, New York 14534 Telephone:  585-218-6567.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger.

About Mpower Holding Corporation
Founded in 1996, Mpower Holding Corporation is the parent company of Mpower Communications Corp., a leading facilities-based broadband communications provider offering a full range of data, telephony, Internet access and network services for retail business and wholesale customers in California, Nevada and Illinois.  Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding our and/or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  These forward-looking statements are not historical facts and are only estimates or predictions.   Actual results may differ materially from those projected as a result of risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contacts

Mpower Communications Investor Contact:	Mpower Communications Media Contact:
Gregg Clevenger, Chief Financial Officer	Michele Sadwick, Vice President
Telephone: 585-218-6547	Telephone: 585-218-6542
Email: gclevenger@mpowercom.com	Email: msadwick@mpowercom.com